UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25                  SEC FILE NUMBER
                                                                   000-32325
                           NOTIFICATION OF LATE FILING


(CHECK ONE):[ ]Form 10-K [ ]Form 20-F [ ]Form 11-K [X]Form 10 Q  [ ]Form N-SAR


         For Period Ended:  March 31, 2003
                            ---------------

         [ ]      Transition Report on Form 10-K
         [ ]      Transition Report on Form 20-F
         [ ]      Transition Report on Form 11-K
         [ ]      Transition Report on Form 10-Q
         [ ]      Transition Report on Form N-SAR

         For the Transition Period Ended:______________________________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART 1 - REGISTRANT INFORMATION

GMX RESOURCES INC.
--------------------------------------------------------------------------------
Full name of Registrant

--------------------------------------------------------------------------------
Former Name if Applicable

9400 N. Broadway, Suite 600
--------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

Oklahoma City, Oklahoma 73114
--------------------------------------------------------------------------------
City, State and Zip Code

PART II - RULES 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

                    (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

                    (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before
            [X] the Fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

                    (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The registrant was unable to timely complete its Form 10-Q for the period ended March 31, 2003 because of reductions in accounting personnel due to working capital limitations.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

              Ken L. Kenworthy, Sr.       (405)          600-0711
              -----------------------------------------------------------------
              (Name)                   (Area Code)  (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                      [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                      [X] Yes [ ] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                             See attached statement.


--------------------------------------------------------------------------------

                               GMX RESOURCES INC.
                   ------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 14, 2003                By:  /s/ Ken L. Kenworthy, Sr.
      -----------------                -------------------------------------
                                        Executive Vice President and
                                        Chief Financial Officer

Part IV, Item 3.

     First quarter of 2003 will reflect net income significantly in excess of the first quarter of 2002, primarily due to increases in commodity prices.